Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 22, 2022, except for Notes 3 and 7 which are dated June 6, 2022, and Notes 1, 4 and 8 which are dated August 31, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Qomolangma Acquisition Corp. as of December 31, 2021 and for the period from May 6, 2021 (inception) through December 31, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

August 31, 2022